Exhibit 10.53

SCOTT TECHNOLOGIES, INC.
DIRECTOR FEE PAYMENT AND DEFERRAL PLAN

                Scott Technologies, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (“Company”), hereby establishes the Scott Technologies, Inc. Director Fee Payment and Deferral Plan (“Plan”) for the benefit of certain members of its Board of Directors and subject to the terms and provisions set forth below.

ARTICLE I

EFFECTIVE DATE AND PURPOSES

A.	Effective Date. This Plan shall become effective on October 20, 1999, the date on which this Plan was approved by the Board of Directors of the Company (“Board”) and by a majority of the members of the Board who are employees of the Company or a Subsidiary of the Company (“Inside Directors”).

B.	Purposes. The purposes of this Plan are to encourage any member of the Board who is not an employee of the Company or a Subsidiary of the Company or, if the Company so provides, who is not an employee of a related entity (“Outside Director”) to invest in the future of the Company through ownership of shares of Common Stock of the Company (“Shares”), to provide such Outside Directors with greater flexibility in the form and timing of receipt of their Outside Directors’ Fees (as hereinafter defined), to provide a greater incentive to Outside Directors to continue to serve and promote the interests of the Company and its stockholders and to provide flexibility to the Company in attracting and retaining Outside Directors. For purposes of this Plan, “Subsidiary” shall mean any corporation or other legal entity at least fifty percent (50%) of the common stock or other equity of which is owned directly or indirectly by the Company.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

A.	Eligibility. Each Outside Director is eligible to participate in this Plan.
B.	Participation. An Outside Director shall automatically become a participant in this Plan and shall remain a participant until such time as he or she has received all payments to which he or she is entitled under the terms of this Plan.

ARTICLE III

OUTSIDE DIRECTORS’ FEES

A.	Schedule of Fees. A current schedule of all payments made by the Company to its Outside Directors for their service as such, including if applicable Committee memberships, meeting attendance, etc. (collectively “Outside Directors’ Fees”) shall be attached as an exhibit to this Plan. The Outside Directors’ Fees set forth on the Schedule of Outside Directors’ Fees may be changed without a formal amendment to this Plan by substituting a new Schedule of Outside Directors’ Fees which has been approved by the Board.

ARTICLE IV

IMMEDIATE PAYMENTS

A.	Election to Receive An Immediate Payment in Shares. Each Outside Director may elect to receive an immediate payment of all or a part of his Outside Directors’ Fees which would otherwise be paid in cash in whole Shares by filing an election (“Immediate Share Election”) on a form prescribed by the Administrator (as hereinafter defined). Any Outside Directors’ Fees which are not paid in whole Shares and have not been deferred pursuant to Article V hereof shall be paid in an immediate payment of cash. Any Immediate Share Election must be made at least thirty (30) days prior to the date that the Outside Directors’ Fees are to be paid. Unless an Immediate Share Election is revoked or modified as described herein, it shall remain in effect and apply to all subsequent payments of Outside Directors’ Fees which have not been deferred pursuant to Article V hereof. Immediate Share Elections made prior to the effective date of this Plan in anticipation of such effective date shall be fully valid and binding under this Plan.

B.	Revocation or Modification of Immediate Share Election. An Outside Director may revoke or modify an Immediate Share Election at least thirty (30) days prior to the date that the revocation or modification is to take effect.

C.	Restrictions on Immediate Payments in Shares. Elections under this Article shall only be effective with respect to Outside Directors’ Fees and no Outside Director who becomes an employee of the Company or a Subsidiary of the Company or, if the Company so provides, an employee of a related entity, shall be eligible to receive Shares in accordance with this Article while he or she is so employed. In addition, payments in Shares shall not be required under this Article if no Shares are available for payment under this Plan.

ARTICLE V

DEFERRAL OF PAYMENTS

A.	Deferral Election. Each Outside Director may elect to defer payment of all or a part of his Outside Directors’ Fees in increments of ten percent (10%) by filing an election (“Deferral Election”) on a form prescribed by the Administrator. Any Deferral Election must be made in the calendar quarter immediately preceding the calendar quarter in which the Outside Directors’ Fees are to be earned. Unless a Deferral Election is revoked or modified as described herein, it shall remain in effect and apply to all subsequent payments of Outside Directors’ Fees. Deferral Elections made prior to the effective date of this Plan in anticipation of such effective date shall be fully valid and binding under this Plan

B.	Form of Deferral. Each Outside Director may elect that all or a part of his Outside Directors’ Fees which are being deferred in accordance with this Article be a deferral of payment in the form of whole Shares (“Deferred Share Election”). Any deferred Outside Directors’ Fees which are not deferred in the form of whole Shares shall be deferred in the form of cash (“Deferred Cash Election”).

C.	Revocation or Modification of Deferral Election. An Outside Director may revoke or modify a Deferral Election at least thirty (30) days prior to the start of a calendar quarter in which the services to which the Outside Directors’ Fees relate are to be performed.

D.	Restrictions on Deferrals. Elections under this Article shall only be effective with respect to Outside Directors’ Fees and no Outside Director who becomes an employee of the Company or a Subsidiary of the Company or, if the Company so provides, an employee of a related entity, shall be eligible to defer his Outside Directors’ Fees in accordance with this Article while he or she is so employed. In addition, deferrals in the form of Shares shall not be required under this Article if no Shares are available for deferral under this Plan.

E.	Deferral Account. An account shall be established for each Outside Director (“Deferral Account”). Deferred Outside Directors’ Fees will be credited to the Outside Director’s Deferral Account as of the date such Outside Directors’ Fees would otherwise be payable to the Outside Director. A Deferral Account shall include a Deferred Cash Account, if a Deferred Cash Election has been made, and a Deferred Share Account, if a Deferred Share Election has been made.

F.	Deferred Cash Account. Each Deferred Cash Account shall be credited with the amounts deferred on behalf of an Outside Director. Interest will also be credited to each Deferred Cash Account at the prime rate in effect as of the December 31 prior to the year in which the interest is being credited. Interest shall be compounded annually and treated as earned from the date deferred Outside Directors’ Fees are credited to the Deferred Cash Account to the date of withdrawal.

G.	Deferred Share Account. Each Deferred Share Account shall be credited with the whole Shares deferred to the Deferred Share Account on behalf of an Outside Director. Deferred Share Accounts shall also be credited as of the payment date for dividends on Shares in an amount equal to the dividends attributable to the number of Shares credited to the Outside Director’s Deferred Share Account as of the record date set by the Board for the payment of dividends. Such dividends shall be credited as Shares regardless of whether the actual dividends were payable in Shares. Deferred Share Accounts shall be adjusted to reflect changes in the Shares as determined by the Administrator so as to preserve the value of the deferrals hereunder.

ARTICLE VI

PAYMENT OF DEFERRALS

A.	Limitation on Payment of Deferrals. No payment may be made from any Deferral Account except as provided in this Article.
B.	Time for Payment of Deferrals. Payment of the Shares and/or amounts credited to a Deferral Account shall be made: (i) within thirty (30) days following the date the Outside Director ceases to be an Outside Director; or (ii) such other date selected by the Outside Director at the time of making a Deferred Share Election or Deferred Cash Election. Payment shall be made in the form of a single sum or in annual payments over a period not to exceed ten (10) years as selected by the Outside Director at the time of a Deferred Share Election or Deferred Cash Election, with payment from a Deferred Cash Account made in cash, and payment from a Deferred Share Account made in Shares and in cash in lieu of fractional Shares.

C.	Withholding. Appropriate tax withholding shall be made from cash and Shares to be distributed from Deferral Accounts under this Plan.

ARTICLE VII

SHARES

A.	Shares Reserved for Payments. In order to carry out the purposes of this Plan, twenty-five thousand (25,000) Shares are reserved under this Plan. Subject to the provisions of the next sentence, the aggregate number of Shares which may be reserved under this Plan shall not exceed twenty-five thousand (25,000) Shares unless the Board approves an amendment to this Plan which increases the number of reserved Shares permitted. In the event that, subsequent to the date of adoption of this Plan by the Board, the outstanding Shares are, as a result of a stock split, stock dividend, combination or exchange of Shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, spin-off, split-off, split-up or other such change or a special dividend or other distribution to the Company’s stockholders, increased or decreased or changed into or exchanged for a different number or kind of Shares or other securities of the Company, then there shall automatically be substituted for each Share available for payment under this Plan, including Shares credited to Deferred Share Accounts, the number and kind of shares of stock or other securities into which each outstanding Share shall be increased, decreased, changed or exchanged.
B.	Share Price.
1.	Immediate Payment In Shares. In the case of an immediate payment in Shares in accordance with Article IV hereof, the price of a Share will be the closing price on the NASDAQ National Market System at the end of the day prior to the normal payment date.

2.	Deferred Share Account. In determining the number of whole Shares to be credited to a Deferred Share Account on a particular date in accordance with Article V hereof, the price of a Share will be the closing price on the NASDAQ National Market System at the end of the day prior to the date of crediting.

C.	Restrictions on Shares.
1.	Transfer Restrictions. Shares paid under this Plan shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated for six (6) months after payment to an Outside Director hereunder. Notwithstanding the foregoing, any such Shares may be given to an Outside Director’s spouse or lineal descendants at any time provided that such Shares remain subject to the restriction in the preceding sentence for the balance of the six (6) month period.

2.	Other Restrictions. The Administrator may impose such other restrictions on any Shares paid under this Plan as it deems advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such Shares or Shares of the same class are then listed and under any state blue sky law or securities laws applicable to such Shares.

3.	Escrow or Legend. In order to enforce the restrictions imposed upon Shares paid under this Plan, the Administrator may also require any Outside Director who has received Shares under this Plan to enter into an Escrow Agreement providing that the certificates representing Shares paid pursuant to this Plan shall remain in the physical custody of any escrow holder until any or all of the restrictions imposed pursuant to this Plan have terminated. In addition, the Administrator may cause a legend or legends to be placed on any certificates representing Shares paid under this Plan, which legend or legends shall make appropriate reference to the various restrictions imposed hereunder.

ARTICLE VIII

ADMINISTRATION

A.	The Administrator. This Plan shall be administered by the Administrator which shall be either the Compensation Committee of the Board, another committee appointed by the Board consisting of the lesser of two (2) Inside Directors or the actual number of Outside Directors, or the Chief Financial Officer of the Company, as determined by the Board from time to time. Initially, the Administrator shall be the Chief Financial Officer of the Company.

B.	Authority of the Administrator. The Administrator shall have the sole discretion to make all determinations which may be necessary or advisable for the administration of this Plan. To the extent permitted by law and Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Administrator may delegate its authority as identified hereunder. All determinations and decisions made by the Administrator pursuant to the provisions of this Plan, and all related orders or resolutions of the Board, shall be final, conclusive and binding upon all persons, including the Company, the Outside Directors and their estates or beneficiaries. In addition, the Administrator (and its respective members, if applicable) shall incur no personal liability of any nature whatsoever in connection with any act done or omitted to be done in the administration of this Plan.

C.	Section 16 Compliance. It is the intention of the Company that this Plan and the administration of this Plan comply in all respects with Section 16(b) of the Exchange Act and the rules and regulations promulgated thereunder. If any Plan provision, or any aspect of the administration of this Plan, is found not to be in compliance with Section 16(b) of the Exchange Act, the provision or administration shall be deemed null and void, and in all events this Plan shall be construed in favor of its meeting the requirements of Rule 16b-3 promulgated under the Exchange Act.

ARTICLE IX

MISCELLANEOUS

A.	Assignability. No right to receive payments hereunder shall be transferable or assignable by an Outside Director except by will or by the laws of descent and distribution.
B.	Amendment or Termination. This Plan may be amended, modified or terminated by the Board at any time or from time to time. Notwithstanding the foregoing, without the approval of a majority of the Inside Director(s), no such amendment, modification or termination may (i) materially increase the benefits accruing to Outside Directors under this Plan, (ii) materially increase the total number of Shares which may be reserved under this Plan or (iii) materially modify the eligibility requirements for participation under this

Plan. No amendment, modification or termination shall, without the consent of an Outside Director, adversely affect such Outside Director’s existing vested rights under this Plan.
C.	Future Terms of Outside Directors. Nothing in this Plan, nor any action taken under this Plan, shall be construed as giving any Outside Director a right to continue as a member of the Board or require the Company to nominate or cause the nomination of an Outside Director for a future term as a member of the Board or require the Company to pay any Outside Directors’ Fees.

D.	Outside Director’s Rights Unsecured. The right of any Outside Director to receive payment of deferred Shares or amounts under the provisions of this Plan shall be an unsecured claim against the general assets of the Company. The maintenance of individual Deferral Accounts is for bookkeeping purposes only. The Company is not obligated to acquire or set aside any particular assets for the discharge of its obligations, nor shall any Outside Director have any property rights in any particular assets held by the Company or any trust or other entity established by the Company, whether or not held for the purpose of funding the Company’s obligations hereunder.

E.	Governing Law. To the extent not preempted by Federal law, this Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.

IN WITNESS WHEREOF, Scott Technologies, Inc., by its appropriate officers duly authorized, has caused this Plan to be executed as of the ______ day of ____________, 1999.

SCOTT TECHNOLOGIES, INC.

(“Company”)

By:

And:

SCHEDULE OF OUTSIDE DIRECTORS’ FEES

Annual Stipend	$15,000

Attendance fee per meeting	1,000

Attendance fee per telephone meeting	750

Audit Committee membership	3,000	per year

Compensation Committee membership	3,000	per year

Attendance fee per Committee meeting	500